UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K/A

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	March 8, 2005

Cleveland-Cliffs Inc
__________________________________________
(Exact name of registrant as specified in its charter)

Ohio	1-8944	34-1464672
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

1100 Superior Avenue, Cleveland, Ohio		44114-2589
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	216-694-5700

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 1.01. Entry into a Material Definitive Agreement.

On March 8, 2005, the Compensation and Organization Committee of the Board of Directors of Cleveland-Cliffs Inc ("the Company") took action pursuant to the terms of the 1992 Incentive Equity Plan (As Amended and Restated as of May 13, 1997) as amended, to grant 67,921 restricted shares of the Company’s stock on March 8, 2005 to certain participants of the Company’s Long-Term Incentive Program from the performance period 2002-2004 award.

The restricted shares shall become 100% nonforfeitable on December 31, 2007 and are subject to certain terms and conditions under the Company’s Restricted Shares Agreement. The grantee must be in the continuous employment of the Company through the vesting date to receive the award. Forfeiture will occur if the grantee ceases to be an employee of the Company at any time prior to the vesting date except for; (a) death, (b) disability, (c) retirement from the Company’s qualified pension plan, or (d) involuntary termination from the Company without cause. All Common Shares will vest 100% on December 31, 2007 notwithstanding earlier termination dates under (a) through (d) above. The grantee has all the rights of a shareholder, including the right to vote the Common Shares and to receive any dividends that may be paid by the Company.

The Company employees who were granted Restricted Shares include the following executive officers: Messrs. John S. Brinzo, 30,420, William R. Calfee, 7,301, Donald J. Gallagher, 3,650, Randy L. Kummer, 6,084, and James A. Trethewey, 4,867.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Cleveland-Cliffs Inc

March 15, 2005	By:	George W. Hawk, Jr.

Name: George W. Hawk, Jr.
Title: General Counsel and Secretary